Exhibit 99.1

CONTACTS:	Dennis Oates	Douglas McSorley	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS FOURTH QUARTER 2011 RESULTS

- Fourth Quarter Sales are $62.2 Million; Full Year Sales are Record $252.6 Million

- Fourth Quarter EPS is $0.59, including $0.13 of Expense for Newly-Acquired North Jackson Operation

- Full Year 2011 EPS is $2.56, including $0.51 of North Jackson-Related Expense

- Backlog Reaches Record $102.6 Million at Quarter-End

BRIDGEVILLE, PA, January 27, 2012 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that sales for the fourth quarter of 2011 were $62.2 million, an increase of 21% from sales of $51.6 million in the fourth quarter of 2010, but below the record of $67.3 million reached in the 2011 third quarter.

Operating income for the 2011 fourth quarter was $7.0 million and included $0.9 million of operating expense related to the start-up of the North Jackson operation acquired by the Company in August 2011. Operating income was $5.5 million in the fourth quarter of 2010, and $7.2 million in the 2011 third quarter, which included $1.7 million of operating expense related to the acquisition and start-up of the North Jackson operation.

Net income for the fourth quarter of 2011 was $4.3 million, or $0.59 per diluted share, including an after-tax loss attributable to the North Jackson operation of $0.7 million, which reduced EPS by $0.13 per diluted share. Excluding these North Jackson-related costs, net income for the 2011 fourth quarter was $5.0 million or $0.72 per diluted share. Net income for the fourth quarter of 2010 was $3.6 million, or $0.52 per diluted share. In the third quarter of 2011, net income was $3.9 million, or $0.55 per diluted share, including North Jackson-related acquisition and start-up expenses of $1.9 million, or $0.28 per diluted share.

For full year 2011, sales increased 33% to a record $252.6 million compared with $189.4 million for 2010, while net income rose 37% to $18.1 million, or $2.56 per diluted share, including after-tax expense of $3.2 million, or $0.51 per diluted share, related to the acquisition, financing and start-up of the North Jackson operation.

For the fourth quarter of 2011, cash flow from operations reached $9.6 million. Capital expenditures were $16.6 million for the fourth quarter, including $14.4 million for the North Jackson operation. At December 31, 2011, the Company had cash of $0.3 million and total debt of $94.7 million, or 34.4% of total capitalization.

Shipment volume for the fourth quarter of 2011 increased 4% from the fourth quarter of 2010 but was 8% lower than the 2011 third quarter. Compared with the fourth quarter of 2010, volume shipped to the aerospace and service center plate markets increased 31% and 13%, respectively, while volume shipped to the petrochemical and power generation markets was lower by 1% and 15%, respectively. Compared with the third quarter of 2011, volume shipped to the aerospace market increased 3%, while volume shipped to both the petrochemical and power generation market was down 8% and service center plate volume was down 27%.

Chairman, President and CEO Dennis Oates commented: “End market trends remained favorable and our sales were strong in the fourth quarter, although they did not match the third quarter mainly due to customer receiving schedules shifting from December into the first quarter of 2012. Record order entry in the fourth quarter contributed to a new peak in our backlog of $102.6 million at quarter-end, including $14.0 million for our new North Jackson facility.

“Driving profitable growth remained a main focus in the quarter through higher value sales mix, cost reduction and pricing actions. As a result, we achieved a consolidated operating margin on our legacy Universal business (before including North Jackson) of 12.8%, which was among the highest in the past four years, despite a continued decline in nickel prices.

“The accelerated start-up of North Jackson is on schedule. In December, our team completed first heats on our vacuum induction melting (VIM) furnace and on two newly installed vacuum arc remelting (VAR) furnaces.

“We have entered 2012 with positive market momentum, record backlog and a full focus on accelerating the ramp-up of our North Jackson operation to achieve further profitable growth.”

Segment Review

For the fourth quarter of 2011, the Universal Stainless & Alloy Products segment, including the North Jackson operation, had sales of $49.2 million and operating income of $4.0 million, yielding an operating margin of 8.2% of sales. Before including the North Jackson operation, segment sales were $48.6 million and operating income was $4.9 million, or 10.1% of sales. In the fourth quarter of 2010, sales were $46.1 million and operating income was $4.2 million, or 9.2% of sales. For the third quarter of 2011, segment sales, including the North Jackson operation, were $60.6 million and operating income was $4.8 million, or 7.9% of sales. Before including North Jackson, segment operating income was $6.5 million, or 10.7% of sales.

Segment sales rose 7% from the fourth quarter of 2010 on 2% lower tons shipped mainly due to increased shipments to service centers. Segment sales were 19% lower than the 2011 third quarter on 14% lower volume mainly due to lower shipments to service centers and forgers.

Sales for the Dunkirk Specialty Steel segment were $24.5 million for the fourth quarter of 2011 and operating income was $2.5 million, yielding an operating margin of 10.1% of sales. This compares with sales in the fourth quarter of 2010 of $17.1 million and operating income of $1.3 million, or 7.8% of sales. In the third quarter of 2011, sales were $25.3 million and operating income was $2.5 million, or 9.9% of sales.

Dunkirk’s sales increased 43% from the fourth quarter of 2010 on a 34% increase in tons shipped, mainly due to increased shipments to service centers. Dunkirk’s sales decreased 3% from the third quarter of 2011 on 5% lower tons shipped, mainly due to lower shipments to service centers and lower conversion pounds.

Webcast

A simultaneous webcast of the Company’s conference call discussing the fourth quarter of 2011, scheduled at 9:00 a.m. (Eastern) today, will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2012.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share information)

(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Net Sales
Stainless steel	$52,203	$42,009	$202,000	$142,302
Tool steel	3,587	3,733	21,963	26,196
High-strength low alloy steel	3,607	2,734	17,532	10,310
High-temperature alloy steel	1,772	1,415	6,809	5,853
Conversion services	960	890	3,905	2,719
Scrap sales and other	39	802	387	2,043

Total net sales	62,168	51,583	252,596	189,423
Cost of products sold	50,264	42,742	205,148	155,651
Selling and administrative expenses	4,891	3,388	17,761	13,349

Operating income	7,013	5,453	29,687	20,423
Interest expense	(569)	(118)	(1,421)	(452)
Other income	24	72	212	92

Income before income taxes	6,468	5,407	28,478	20,063
Income tax provision	2,212	1,838	10,356	6,821

Net income	$4,256	$3,569	$18,122	$13,242

Earnings per common share – Basic	$0.62	$0.53	$2.65	$1.95

Earnings per common share – Diluted *	$0.59	$0.52	$2.56	$1.93

Weighted average shares of Common Stock outstanding
Basic	6,839,979	6,796,561	6,826,490	6,782,576
Diluted	7,418,002	6,921,963	7,138,824	6,868,255

* - 2011 diluted earnings per share have been adjusted for interest expense on convertible notes.

MARKET SEGMENT INFORMATION

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Net Sales
Service centers	$33,624	$22,351	$131,624	$88,421
Forgers	11,640	10,149	48,432	41,793
Rerollers	11,131	12,403	47,114	36,515
Original equipment manufacturers	3,583	4,014	16,427	13,800
Wire redrawers	1,191	1,320	4,707	4,132
Conversion services	960	890	3,905	2,719
Scrap sales and other	39	456	387	2,043

Total net sales	$62,168	$51,583	$252,596	$189,423

Tons Shipped	11,820	11,365	50,164	43,373

BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2011*	2010	2011*	2010
Net Sales
Stainless steel	$31,899	$28,504	$125,936	$99,092
Tool steel	3,064	3,522	20,248	25,325
High-strength low alloy steel	1,210	336	3,026	2,091
High-temperature alloy steel	741	700	2,791	2,427
Conversion services	782	725	2,985	2,110
Scrap sales and other	42	720	401	1,928

	37,738	34,507	155,387	132,973
Intersegment	11,434	11,628	69,946	40,321

Total net sales	49,172	46,135	225,333	173,294
Material cost of sales	24,621	24,838	116,959	85,507
Operation cost of sales	17,203	14,751	76,014	61,428
Selling and administrative expenses	3,312	2,310	12,184	9,048

Operating income	$4,036	$4,236	$20,176	$17,311

*	The Universal Stainless & Alloy Products segment includes the results of the North Jackson operation from the August 18, 2011 acquisition date.

Dunkirk Specialty Steel Segment

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Net Sales
Stainless steel	$20,304	$13,505	$76,064	$43,211
Tool steel	523	211	1,715	871
High-strength low alloy steel	2,397	2,398	14,506	8,219
High-temperature alloy steel	1,031	715	4,018	3,426
Conversion services	178	165	920	609
Scrap sales and other	(3)	82	(14)	114

	24,430	17,076	97,209	56,450
Intersegment	43	58	169	150

Total net sales	24,473	17,134	97,378	56,600
Material cost of sales	14,971	10,475	59,835	33,003
Operation cost of sales	5,459	4,240	21,689	15,000
Selling and administrative expenses	1,579	1,075	5,577	4,301

Operating income	$2,464	$1,344	$10,277	$4,296

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
Assets

Cash and cash equivalents	$274	$34,400
Accounts receivable, net	34,554	29,273
Inventory, net	85,088	69,710
Deferred income taxes	28,676	4,326
Refundable income taxes	4,844	137
Other current assets	2,198	1,198

Total current assets	155,634	139,044
Property, plant and equipment, net	183,148	71,581
Goodwill	20,479	—
Other assets	7,147	1,499

Total assets	$366,408	$212,124

Liabilities and Stockholders’ Equity

Accounts payable	$29,912	$20,022
Accrued employment costs	7,547	5,488
Current portion of long-term debt	3,000	2,833
Other current liabilities	1,204	605

Total current liabilities	41,663	28,948
Long-term debt	91,650	7,990
Deferred taxes	52,789	15,276
Other long-term liabilities	—	287

Total liabilities	186,102	52,501
Stockholders’ equity	180,306	159,623

Total liabilities and stockholders’ equity	$366,408	$212,124

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Year Ended December 31,
	2011	2010

Cash Flows from Operating Activities:
Net income	$18,122	$13,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,271	5,486
Loss (gain) on sale of property, plant and equipment	(20)	17
Deferred income tax	10,072	730
Stock-based compensation expense, net	1,408	1,676
Changes in assets and liabilities:
Accounts receivable, net	(5,281)	(12,245)
Inventory, net	(15,378)	(28,388)
Accounts payable	(5)	11,661
Accrued employment costs	2,057	4,310
Income taxes	(4,672)	4,175
Other, net	(2,887)	243

Net cash provided by operating activities	10,687	907

Investing Activities:
Business acquisition, net of convertible notes assumed	(91,298)	—
Capital expenditures, net of amount included in current liabilities	(16,790)	(6,903)
Proceeds from sale of property, plant and equipment	20	18

Net cash used in investing activities	(108,068)	(6,885)

Financing Activities:
Borrowings under term loan facility	40,000	—
Borrowings under revolving credit facility	65,925	—
Payments on revolving credit facility	(31,275)	—
Debt repayments	(10,823)	(2,223)
Proceeds from the issuance of Common Stock	627	603
Payment of deferred financing costs	(1,371)	—
Tax benefit from stock-based payment arrangements	172	143
State grant funding the purchase of new equipment	—	500
Purchase of treasury stock	—	(260)

Net cash provided by (used in) financing activities	63,255	(1,237)

Net decrease in cash and cash equivalents	(34,126)	(7,215)
Cash and cash equivalents at beginning of period	34,400	41,615

Cash and cash equivalents at end of period	$274	$34,400

Supplemental Non-Cash Investing and Financing Activities:
Convertible notes issued as acquisition consideration	$20,000	$—

Capital expenditures included in current liabilities	$7,690	$578